Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact:	Dan Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617

BRUNSWICK ANNOUNCES NEW ORGANIZATIONAL STRUCTURE
TO ADVANCE INTEGRATION OF MARINE OPERATIONS

LAKE FOREST, Ill., Jan. 18, 2007 - Brunswick Corporation (NYSE: BC) announced today a new, streamlined organizational structure to advance the integration of its marine operations.
“In our effort to be the best, as well as the largest, marine company in the world, it is important for us to coordinate our efforts to have the best products sold through the best distribution network, the best cost position and a global presence across all of our marine operations. To achieve this goal in a more focused and timely fashion, we are forming a new organizational structure,” explained Brunswick Chairman and Chief Executive Officer Dustan E. McCoy.
Under the new structure, the company said that the heads of its boat divisions will report directly to McCoy. In addition, Patrick C. Mackey, 60, has been named executive vice president of Brunswick Corporation and chief operating officer - marine. In this new position, Mackey will have functional responsibility for sourcing, logistics, strategic bill of materials, systems engineering, product platform development, and manufacturing excellence across the company’s marine operations. Mackey will continue to serve as president - Mercury Marine Group.
As a result of this reorganization, Peter B. Hamilton, vice chairman of Brunswick Corporation and president - Brunswick Boat Group, will retire from the company at the end of this month. Hamilton has served Brunswick in a number of capacities during his 11 years at the company, including executive vice president and chief financial officer, president - Brunswick Bowling & Billiards and president - Life Fitness Division, before assuming his current role.
“I want to thank Peter for his innumerable contributions over the years. He has helped to build Brunswick into the leading company it is today, and all of us in the Brunswick family wish him the best,” McCoy added.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.